Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of May 28, 2009, by and among SkyPeople Fruit Juice, Inc., a Florida corporation (the “Company”), Barron Partners L.P., a Delaware limited partnership (“Barron”) and Eos Holdings LLC, a Delaware limited liability company (“Eos” and together with Barron, the “Investors”).  Each of the parties named in the foregoing sentence is sometimes referred to herein individually as a “Party” and collectively with all of the other parties named in the foregoing sentence as the “Parties.”

PRELIMINARY STATEMENTS

A. On February 25, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Investors pursuant to which the Company issued to the Investors (i) 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and (ii) warrants to purchase an aggregate of 7,000,000 shares of the Company’s Common Stock (the “February 2008 Warrants”), in consideration for a cash payment to the Company in the aggregate amount of $3,400,000 (the “Purchase Price”). The February 2008 Warrants are currently immediately exercisable at a price of $3.00 per share at any time until February 24, 2013. Under the Stock Purchase Agreement, the Company also deposited 2,000,000 shares of Series B Stock into an escrow account which is being held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009, are less than certain target numbers set forth in the Stock Purchase Agreement.

B.  In connection with the Stock Purchase Agreement, on February 26, 2008, the Company entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file one or more registration statements to register for resale the shares of the Common Stock of the Company issuable upon conversion of the Series B Stock and upon exercise of the February 2008 Warrants.

C.  Under the terms of the Registration Rights Agreement the Company was required, among other things, to:

            (1)  prepare and file with the Securities and Exchange Commission (the “SEC”) prior to March 26, 2008 an initial registration statement covering the resale of the shares of the Common Stock of the Company issuable upon conversion of the Series B Stock and upon exercise of the February 2008 Warrants issued to the Investors under the Stock Purchase Agreement; and

            (2) use its commercially reasonable best efforts to have an initial  registration statement declared effective by the SEC within 120 days following the filing date.

D.   The Company filed with the SEC the initial registration statement on March 26, 2008. Therefore, the Company was required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date of March 26, 2008). The registration statement was declared effective by the SEC on February 5, 2009. Therefore, an aggregate of $255,605 in liquidated damages is due to the Investors pursuant to the Registration Rights Agreement.

E. Subject to the terms and conditions of this Agreement, the Parties desire that the Company issue to the Investors a reduced number of new warrants (the “New Warrants”) to purchase the Company’s Common Stock (New Warrants to purchase an aggregate of 5,500,000 shares at an exercise price of $1.70 per share and New Warrants to purchase an aggregate of 1,000,000 shares at an exercise price of $1.70 per share (with the exercise price of such 1,000,000 New Warrants only to increase to $3.00 per share if such New Warrants shall remain unexercised on the later of (y) 120 days after the date of issuance of such warrants or (z) 30 days after the Securities and Exchange Commission declares effective a registration statement covering the resale of the shares of the Company’s Common Stock issuable upon exercise of such warrants (such later date is hereinafter referred to as the “Warrant Exercise Price Increase Date”)) in consideration for (i) the delivery by the Investors to the Company for cancellation of all of the February 2008 Warrants, (ii) the release of  the Company by the Investors of all liability for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any obligation of the Company under the Registration Rights Agreement from the date of execution of such agreement through the date of such release and (iii) the waiver by  the Investors of any right to receive any Make Good Escrow Stock solely as a result of, and to the extent that, such Make Good Escrow Stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 (for purposes of determining whether the Company has achieved its Target Number for such fiscal year) is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and/or an increase in the weighted average number of shares of Common Stock outstanding during the period due to the issuance and delivery to the Investors of New Warrants in exchange for the February 2008 Warrants.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

           1.           Simultaneously with the execution of this Agreement:

(a)  Barron shall deliver to the Company for cancellation the original signed certificate evidencing February 2008 Warrants to purchase an aggregate of 6,794,118 shares of Common Stock and Eos shall deliver to the Company the original signed certificate evidencing February 2008 Warrants to purchase an aggregate of 205,882 shares of Common Stock, together, in each case with a signed Assignment of the Warrants to the Company in the form attached hereto as Exhibit A (the “Warrant Assignment”).

(b) Each of the Investors shall sign and deliver to the Company a Release and Waiver in the form attached hereto as Exhibit B (the “Release and Waiver”).

(c)  The Company shall sign and deliver to (i) Barron, (A) a certificate for New Warrants to purchase an aggregate of 5,338,236 shares of the Company’s Common Stock at an exercise price of $1.70 per share and (B) a certificate for New Warrants to purchase an aggregate of 970,588 shares of the Company’s Common Stock at an exercise price of $1.70 per share (such exercise price (but not the exercise price of the New Warrants referred to in Section 1(c)(i)(A)) to increase to $3.00 per share if such New Warrants shall remain unexercised on the Warrant Exercise Price Increase Date) registered in the name of Barron, which certificates shall be in the forms attached hereto as Exhibits C-1 and C-2, respectively,  and (ii) Eos, (A) a certificate for New Warrants to purchase an aggregate of 161,764 shares of the Company’s Common Stock at an exercise price of $1.70 per share and (B) a certificate for New Warrants to purchase an aggregate of 29,412 shares of the Company’s Common Stock at an exercise price of $1.70 per share (such exercise price to increase to $3.00 per share if such New Warrants shall remain unexercised on the Warrant Exercise Price Increase Date) registered in the name of Eos, which certificates shall be in the form attached hereto as Exhibit C-3 and C-4, respectively (each of the warrant certificates referred to in this Section 1(c) is hereinafter referred to individually as a “New Warrant Certificate” and such certificates are hereinafter referred to collectively as the “New Warrant Certificates”). As an example of how the exercise price of the New Warrants shall reset on the Warrant Exercise Price Increase Date, if Barron has exercised New Warrants to purchase an aggregate of 3,000,000 shares of the Company’s Common Stock on or before the Warrant Exercise Price Increase Date and has not transferred any New Warrants and no events occur between the date of issuance of the New Warrants and the Warrant Exercise Price Increase Date which would cause an anti-dilution adjustment in the exercise price of the New Warrants, then on such date, Barron shall hold (y) New Warrants to purchase 970,588 shares of the Company’s Common Stock at an exercise price of $3.00 per share and (z) New Warrants to purchase an aggregate of 2,338,236 shares of the Company’s Common Stock at an exercise price of $1.70 per share.

2.           The Company shall file with the Securities and Exchange Commission (the “SEC”) a new Registration Statement on Form S-1 (the “Registration Statement”) and use its reasonable commercial efforts to facilitate the effectiveness of the Registration Statement. The prospectus contained in the Registration Statement shall cover all of the shares of the Common Stock of the Company issuable upon exercise of all of the New Warrants (the “New Warrant Shares”).

3.           Before or at the closing of the sale of New Warrant Shares pursuant to the Registration Statement, the Investors shall exercise such of the New Warrants it desires to exercise by delivery of a signed notice of exercise in form and substance satisfactory to the Company.

              4.           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

5           Entire Agreement.  This Agreement  constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

7.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.           Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to the Company:

SkyPeople Fruit Juice, Inc.
16F, National Development Bank Tower
No. 2, Gaoxin 1st. Road, Xi’an, PRC

With a copy (which shall not constitute notice) to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attention:  Darren L. Ofsink
Telephone No.: (212) 371-8008
Facsimile No.:  (212) 688-7273
E-mail: dofsink@golawintl.com

If to Barron:

Barron Partners L.P.
c/o Barron Capital Advisors, LLC
730 Fifth Avenue, 25th Floor
New York, New York 10019
Attn: Andrew Barron Worden
E-mail: abw@barronpartners.com and onf@barronpartners.com
Fax: (212) 359-0222

If to Eos:

Eos Holdings LLC:
2560 Highvale Dr
Las Vegas, NV 89134
Attn: Jon R. Carnes
E-mail: jcarnes@eosfunds.com

             10.            Controlling Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction (including personal jurisdiction) of the state and federal courts of the State of New York for any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other jurisdiction to venue therein).  Process in any Proceeding under this Agreement may be served on any Party anywhere in the world.

11.            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.            Expenses.  Each Party shall bear all costs and expenses incurred by it in connection with the Agreement and the transactions contemplated hereby.

              14.            Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

              15.            Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

SKYPEOPLE FRUIT JUICE, INC.

By:  /s/ Yongke Xue
Name:  Yongke Xue
Title:   Chief Executive Officer

BARRON PARTNERS L.P.

By:  /s/ Andrew Barron Worden
Name:   Andrew Barron Worden
Title:   Managing Partner

EOS HOLDINGS, LLC

By:   /s Jon Carnes
Name:  Jon Carnes
Title:  President